Exhibit 10.9

EMPLOYMENT, NON-INTERFERENCE, NON-SOLICITATION, NON-COMPETITION AND INVENTION ASSIGNMENT AGREEMENT

Agreement made 9th this day of November, 2017, by and between, ANANT AGRAWAL ("Agrawal"), and USA TECHNOLOGIES, INC., a Pennsylvania corporation ("USAT").
Agrawal was a co-founder, President and Chief Revenue Officer of Cantaloupe Systems, Inc., a Delaware corporation (the “Company”).
    Pursuant to an Agreement and Plan of Merger dated of even date herewith by and between USAT, the Company, and certain other parties (the “Merger Agreement”), the Company has been acquired by USAT as of the date hereof through a merger, and the Company has become a wholly owned subsidiary of USAT.
USAT desires to employ Agrawal as Executive Vice President because of, among other matters, the valuable knowledge of the business of the Company by Agrawal, and the decreased value of the business of USAT and the Company that would result if Agrawal would divulge certain confidential information and compete in the business conducted by Company.
As more fully set forth herein, Agrawal has become Executive Vice President of USAT, and Agrawal has agreed that he will be subject to certain covenants and restrictions following the date hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1.	Employment.

a.    USAT shall employ Agrawal as Executive Vice-President commencing on November 9, 2017 and continuing through November 8, 2018 (the “Employment Period”), and Agrawal accepts such employment. Unless terminated by either party hereto upon at least 90-days’ notice prior to the end of the original Employment Period ending November 8, 2018, or prior to the end of any one-year extension of the Employment Period, the Employment Period shall not be terminated, and shall automatically continue in full force and effect for consecutive one-year periods.
b.    During the Employment Period, Agrawal shall devote his full time, energy, skills, and attention to the business of USAT, and shall not be engaged or employed in any other activity whatsoever that competes with USAT’s or the Company’s business, nor take any action on behalf of or otherwise assist USAT’s or the Company’s competitors. Agrawal shall disclose to USAT Agrawal’s membership on the board of directors of any entity as of the date of this Agreement, and shall obtain prior approval from USAT before serving as a board member for any other entity during the Employment Period.
c.    During the Employment Period, Agrawal shall perform and discharge well and faithfully such duties for USAT as shall be necessary or as otherwise may be directed by USAT or by the Chief Executive Officer of USAT, and shall comply with the written terms, conditions, policies, and procedures made available to employees of USAT.
d.    Nothing contained in this Agreement shall prohibit Agrawal from (i) participating in the “Permitted Activities,” described below as long as the Permitted Activities do not involve activities or conduct which are in violation of Agrawal’s duties under Sections 5 and 6 of this Agreement; (ii) investing his personal assets in businesses which do not compete with USAT or the Company, in which his participation is solely that of a passive investor; (iii) serving as a member of boards of directors, boards of trustees, or other governing bodies of any organization, provided that USAT approves such board or governing body membership in advance; or (iv) participating in trade associations, charitable, civic and any similar activities of a not-for-profit, philanthropic or eleemosynary nature; or from attending educational events or classes.
e.    “Permitted Activities” shall mean: (i) acting as an advisor and/or investor with Geegah, LLC, which is owned by Dr. Amit Lal, or its affiliates; (ii) developing and working with companies in the field of ultrasonic MEMs based biometric sensor (finger print sensor) that may be incorporated into cashless payments, credit cards, debit cards, smartphones, laptops, tablets, automobiles, IOT devices, and other consumer applications; and (iii) licensing or manufacturing such biometric sensor technology. For avoidance of doubt, Permitted Activities shall not include or refer to any activities that are in competition with any business activity conducted by USAT or the Company at any time from the date of this Agreement up until the date of Agrawal’s separation from USAT’s employment, including but not limited to, delivering services or products to unattended retail locations, and including any production, promotion, marketing, or sales activities relating thereto. Any participation by Agrawal in such Permitted Activities shall not interfere in any manner whatsoever with the performance of his duties as USAT shall employ Agrawal as Executive Vice President of USAT. Permitted activities are not considered to be performed in connection with Agrawal’s employment with USAT.

2.	Compensation and Benefits.
a.    In consideration of his services rendered, USAT shall pay to Agrawal, effective as of November 9, 2017, an “Annual Base Salary” of $280,000 per year during the Employment Period, subject to any withholding required by law. Agrawal’s Annual Base Salary may be increased (and not decreased) from time to time in the discretion of the Chief Executive Officer of USAT.

b.    In addition to the Annual Base Salary, Agrawal shall be eligible to receive such bonus or bonuses as the Chief Executive Officer of USAT may, in his discretion, pay or award to Agrawal from time to time based upon his performance and/or the performance of USAT. All such bonuses in this regard may be made in cash, common stock or other equity of USAT.
c.    Agrawal shall also participate in and shall be eligible for compensation under the Short-Term Cash Incentive Plan (the “STI Plan”) and in the Long-Term Stock Incentive Plan (the “LTI Stock Plan”) established by USAT’s Chief Executive Officer for fiscal year 2018 and each fiscal year during the Employment Period for the executive officers of USAT. The target bonuses and awards for Agrawal under the STI Plan and the LTI Stock Plan shall be approved by USAT’s Chief Executive Officer and shall be based upon his Annual Base Salary.
d.    For fiscal year 2018, Agrawal’s STI Plan and LTI Stock Plan awards would be pro-rated from November 9, 2017 through June 30, 2018. If the year-over-year percentage target goals would be achieved under the LTI Stock Plan for the 2018 fiscal year, Agrawal would earn an award of shares under the LTI Stock Plan with a value equal to 100% of his Annual Base Salary (subject to proration). If the target goals under the STI Plan would be achieved for the 2018 fiscal year, Agrawal would earn a cash bonus equal to 40% of his Annual Base Salary (subject to proration).
e.    Retention Bonus. In addition to the compensation described above, Agrawal shall be eligible to receive a cash bonus in the aggregate amount of up to $420,000 (the “Retention Bonus”). The Retention Bonus shall only be earned by Agrawal as follows: one-half thereof ($210,000) if he remains employed with USAT on the first annual anniversary of the date of this Agreement; and one-half thereof ($210,000) if he remains employed with USAT on the second annual anniversary of this Agreement. There are to be no partial payments of the two Retention Bonus payments referred to in the preceding sentence. The portion of the Retention Bonus that may be earned by Agrawal shall be paid to Agrawal by USAT at the time of the first employee payroll of USAT occurring after the applicable date on which the Retention Bonus has been earned by Agrawal. Notwithstanding the prior sentence, (i) if Agrawal is terminated by USAT without Cause, as defined below, (ii) if Agrawal terminates for Good Reason, as defined below, or (iii) if this Agreement is not renewed by USAT under Section 1(a); all of the then unearned Retention Bonus, if any, shall be deemed to have been earned by Agrawal, and shall be paid by USAT to Agrawal within ten (10) days following the date of such termination. It is understood and agreed that the Retention Bonus shall be subject to and reduced by any withholding required under applicable laws.
f.    Agrawal shall be entitled to be reimbursed by USAT for all necessary expenses reasonably incurred by Agrawal in connection with the discharge of his employment duties hereunder, consistent with California Labor Code Section 2802. Agrawal shall reasonably document all requests for expense reimbursements.
g.    During the Employment Period, Agrawal shall be entitled to participate in and be covered by all standard fringe and employee benefits made available to other employees of USAT. During the Employment Period, Agrawal shall be entitled to 20 days paid time off (“PTO”) each full calendar year consistent with other employees of USAT. Agrawal is not entitled to any accrued or unused vacation pay from his employment with the Company prior to the date of this Agreement. Any PTO shall be taken at the reasonable and mutual convenience of USAT and Agrawal. Holidays shall be provided in accordance with USAT policy, as in effect from time to time.
h.    Agrawal acknowledges that the above compensation and the purchase of his stock of the Company pursuant to the Merger Agreement are sufficient consideration for his entering into this Agreement.

3.	Termination.

a.    Agrawal’s employment hereunder may be terminated by USAT or Agrawal, as applicable, only under the following circumstances:
i.    Agrawal’s employment hereunder shall terminate upon Agrawal’s death.
ii.    Disability. Agrawal’s employment hereunder shall terminate if Agrawal is no longer able to competently and effectively perform his job duties due to disability (consistent with any and all applicable federal and state disability and leave laws). If Agrawal incurs a Disability, USAT may give Agrawal written notice of its intention to terminate Agrawal’s employment. In that event, Agrawal’s employment with USAT shall terminate, effective on the later of the thirtieth (30th) day after receipt of such notice by Agrawal or the date specified in such notice; provided that within the thirty (30) day period following receipt of such notice, Agrawal shall not have returned to full-time performance of Agrawal’s duties hereunder. “Disability” shall mean Agrawal’s inability to engage in his job duties existing pursuant to this Agreement by reason of a medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than six (6) months.
iii.    Termination for Cause. USAT may terminate Agrawal’s employment for “Cause,” as defined below.
iv.    Termination without Cause. USAT may terminate Agrawal’s employment without Cause.
v.    Agrawal may resign from Agrawal’s employment for “Good Reason,” as defined below.
vi.    Agrawal may resign from Agrawal’s employment without Good Reason.
b.    Notice of Termination. Any termination of Agrawal’s employment by USAT or by Agrawal under this Section 3 (other than a termination pursuant to Section 3(a)(i) or (ii) above)

shall be communicated by a written notice to the other party hereto (a “Notice of Termination”): (i) indicating the specific termination provision in this Agreement relied upon, and (ii) except with respect to a termination pursuant to Sections 3(a)(iv) or (vi), setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Agrawal’s employment under the provision so indicated, and (iii) specifying a Date of Termination which, if submitted by Agrawal, shall be at least thirty (30) days following the date of such notice; provided, however, that a Notice of Termination delivered by USAT pursuant to Section 3(a)(ii) shall not be required to specify a Date of Termination, in which case the Date of Termination shall be determined pursuant to Section 3(a)(ii); and provided, further, that in the event that Agrawal delivers a Notice of Termination to USAT, USAT may, in its sole discretion, accelerate the Date of Termination to any date that occurs following the date of USAT’s receipt of such Notice of Termination (even if such date is prior to the date specified in such Notice of Termination). A Notice of Termination submitted by USAT (other than a Notice of Termination under Section 3(a)(ii) above) may provide for a Date of Termination on the date Agrawal receives the Notice of Termination, or any date thereafter elected by USAT in its sole discretion. The failure by USAT or Agrawal to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of USAT or Agrawal hereunder or preclude USAT or Agrawal from asserting such fact or circumstance in enforcing USAT’s or Agrawal’s rights hereunder.
c.    USAT shall have “Cause” to terminate Agrawal’s employment hereunder upon: (i) Agrawal’s conviction or Agrawal’s entry of a guilty plea or plea of no contest to any felony or to any other crime involving moral turpitude; or (ii) Agrawal materially breaches any term, condition, representation, or warranty of this Agreement; or (iii) Agrawal willfully abandons his duties hereunder, unless arising from Agrawal’s Disability; or (iv) Agrawal’s fraud, gross malfeasance or willful misconduct with respect to USAT’s business; or (v) any willful violation by Agrawal of any law, rule or regulation, which violation results or could reasonably be expected to result in material harm to the business or reputation of USAT; or (vi) any intentional misapplication by Agrawal of USAT’s funds; or (vii) any willful failure by Agrawal to obey the reasonable and lawful instructions from USAT’s Chief Executive Officer or the Board made within the scope of the Chief Executive Officer’s or Board’s respective authority in a manner that is both material in nature and detrimental to USAT; and which, in the case of clauses (ii) and (vii), continues beyond thirty (30) days after USAT has provided Agrawal written notice of such failure or breach. Upon such termination, neither party hereto shall have any further duties or obligations except as provided in this Section; however, that Agrawal's obligations under Sections 5 and 6 hereof shall survive any such termination.
d.    Agrawal shall have “Good Reason” to terminate Agrawal’s employment hereunder within ninety (90) days after the initial occurrence of one or more of the following conditions: (i) a material diminution in Agrawal’s authority, duties, or responsibilities, as described herein; (ii) a material diminution in Agrawal’s Annual Base Salary Agrawal’s performance level bonus is decreased and the percentage of decrease is materially higher than the decrease for other USAT employees at a similar level to Agrawal; (iii) any other action or inaction that constitutes a material breach of this Agreement by USAT; (iv) a relocation of Agrawal’s principal office and place of business to a location more than thirty (30) miles from Agrawal’s current residence in San Francisco, California and which, in the case of any of the foregoing, continues beyond thirty (30) days after Agrawal has provided USAT written notice that Agrawal believes in good faith that such condition giving rise to such claim of Good Reason has occurred, so long as such notice is provided within ninety (90) days after the initial existence of such condition.

e.    “Date of Termination” shall mean (i) if Agrawal’s employment is terminated due to Agrawal’s death, the date of Agrawal’s death; (ii) if Agrawal’s employment is terminated due to Agrawal’s Disability, the date determined pursuant to Section 3(a)(ii); or (iii) if Agrawal’s employment is terminated pursuant to Section 3(a)(iii)-(vi) either the date indicated in the Notice of Termination or the date specified by USAT pursuant to Section 3(b), whichever is earlier.

4.	USAT Obligations Upon Termination of Employment
a.    In General. Upon a termination of Agrawal’s employment for any reason, Agrawal (or Agrawal’s estate) shall be entitled to receive: (i) any portion of Agrawal’s Annual Base Salary through the Date of Termination not theretofore paid, (ii) any expenses owed to Agrawal under Section 2(f), (iii) any accrued but unused PTO pay owed to Agrawal pursuant to Section 2(g), and (iv) any amount arising from Agrawal’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 2(g), which amounts shall be payable or vested in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.
b.    In the event of Agrawal’s termination of employment by USAT without Cause pursuant to Section 3(a)(iv) or by Agrawal’s resignation for Good Reason pursuant to Section 3(a)(v), USAT shall pay Agrawal any STI or LTI award that was earned prior to Termination, and any portion of any STI or LTI award for the year in which Termination occurs with the award and targets adjusted pro rata for the partial year. For the purposes of this Subsection 4(b), the term earned shall mean the pro rata target for the STI or LTI as of the date of Agrawal’s termination without Cause, regardless whether Agrawal is employed for USAT’s full fiscal year. Except as otherwise set forth in Section 4(c) below, the payments and benefits described in Section 4(a) and this Section 4(b) shall be the only payments and benefits payable in the event of Agrawal’s termination of employment for any reason.

c.    Severance Payments. In the event of (1) Agrawal’s termination of employment by USAT without Cause pursuant to Section 3(a)(iv), (2) by Agrawal’s resignation for Good Reason pursuant to Section 3(a)(v), or (3) nonrenewal of this Agreement under Section 1(a) by USAT; in addition to the payments and benefits described in Sections 4(a) and 4(b) above, USAT shall, subject to Section 15 and Section 4(d) and subject to Agrawal’s execution of a release of any and all claims, suits, or causes of action (except for any USAT post termination obligations under this Agreement) against USAT and its affiliates in form reasonably acceptable to USAT:
i.    Continue to pay to Agrawal Annual Base Salary (as it exists on the Date of Termination), during the period beginning on the Date of Termination and ending on the first anniversary of the Date of Termination (the “Severance Period”) in accordance with USAT’s regular payroll practice as of the Date of Termination; and
ii.    Continue during the Severance Period coverage for Agrawal and any eligible dependents under all USAT group health benefit plans in which Agrawal and any dependents were entitled to participate immediately prior to the Date of Termination, to the extent permitted (“Continued Coverage”); provided that if such Continued Coverage would result in penalties under Section 4980D of the Code, then USAT may in its sole discretion provide that (i) Agrawal shall pay to USAT, on an after-tax basis, a monthly amount equal to the full premium cost of the Continued Coverage (determined in accordance with the methodology under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended,) for such month and (ii) within 30 days of such premium payment, USAT shall reimburse Agrawal in cash (less required withholding) an amount equal to the sum of (A) the full premium cost of the Continued Coverage for such month and (B) an additional tax “gross up” payment to cover all estimated applicable local, state and federal income and payroll taxes imposed on Agrawal with respect to the Continued Coverage.

d.    Notwithstanding any other provision of this Agreement, no payment shall be made or benefit provided pursuant to Sections 4(b) or 4(c) if Agrawal has violated any of the restrictive covenants set forth in Sections 5 and 6. The provisions of this Section 4 shall supersede in their entirety any severance payment provisions in any severance plan, policy, program or other arrangement maintained by USAT.
5.Business Secrets, Disclosure of Inventions, and Invention Assignment.
a.    The term “Invention” includes all inventions, improvements, modifications and enhancements, whether or not patentable and whether or not reduced to practice, together with each work of such owner, whether or not copyrightable, as well as ideas, concepts, designs, and processes, whether or not patentable.
b.    Except in connection with Agrawal’s duties hereunder and as set forth in Section 7 below, Agrawal shall not, directly or indirectly, at any time from and after the date hereof, and whether or not the Employment Period has terminated, or whether or not Agrawal's employment has terminated for any reason whatsoever, make any use of, exploit, disclose, or divulge to any other person, firm or corporation, any confidential information including, but not limited to, proprietary information, trade secret, business secret, document, practice, process procedure, know-how, data, sales information, marketing information, marketing method, marketing means, software information, intellectual property, special arrangement, internal organization, employment list, customer list, or any other confidential information concerning the business or policies of the Company or USAT or concerning the Company or USAT's customers, clients, accounts, or suppliers, that Agrawal learned as a result of, in connection with, through his employment with, or through his affiliation with, the Company or USAT, whether or not pursuant to this Agreement, and whether prior to or after the date hereof, but not information that can be shown through documentary evidence to be in the public domain, or information that falls in to the public domain, unless such information falls into the public domain by Agrawal's direct or indirect disclosure or other improper acts. Agrawal agrees to use his best endeavors to prevent the unauthorized disclosure or publication of confidential information and not to copy nor remove confidential information from the Company or USAT's premises, whether physically or electronically, unless it is maintained on USAT issued equipment, without the express written permission of USAT management.
c.    All documents, data, know-how, designs, Inventions, names, marketing information, marketing method, marketing means, materials, software programs, hardware, configurations, information, data processing reports, lists and sales analyses, price lists or information, or any other materials or data of any kind furnished to Agrawal by the Company or USAT, or by the Company or USAT's customers, clients, accounts, and suppliers, or developed by Agrawal on behalf of the Company or USAT or at the Company or USAT's direction or for the Company or USAT's use, or otherwise devised, developed, created, or invented in connection with Agrawal's employment hereunder or his affiliation with the Company or USAT(whether or not during normal working hours), are, and shall remain, the sole and exclusive property of the Company or USAT, and Agrawal shall have no right or interest whatsoever thereto, including but not limited to, any copyright or patent interest whatsoever. If USAT requests the return of any such items (including all copies) at any time whatsoever, Agrawal shall immediately deliver the same to USAT.
d.    Agrawal shall promptly disclose in writing to USAT’s Chief Executive Officer all Inventions made by Agrawal during the term of Agrawal’s employment with either the Company or USAT, including all Inventions made prior to the date of this Agreement, or subsequent to the date of this Agreement, whether made solely or jointly with others, and regardless of whether Agrawal contends the Invention is Agrawal’s own Invention including the inventions listed on

Exhibit A attached hereto and incorporated by reference(“Excluded Invention”), or the Company or USAT’s Invention (“Subject Invention”). Agrawal shall promptly disclose to USAT a general description of the Invention made or conceived by Agrawal during the term of Agrawal’s employment with either the Company or USAT, so that USAT can determine whether the Invention is properly classified as a Subject Invention or Excluded Invention.
e.    Agrawal hereby assigns to USAT, without additional consideration to Agrawal, the entire right, title and interest in and to all Subject Inventions (including Subject Inventions made prior to the execution hereof) and all confidential information writings, apparatus, and other matter related to the Subject Inventions and in and to all proprietary rights therein or based thereon. Agrawal understands and agrees that all material included in any Subject Invention which is eligible for protection under the United States, or any other country’s or jurisdiction’s copyright laws shall be deemed created in the ordinary course and scope of Agrawal’s employment by the Company and shall be “Works for Hire” under the copyright laws of the United States. Agrawal and USAT acknowledge the terms of California Labor Code Section 2870 and Agrawal is hereby notified that the obligation to assign or offer to assign any of Agrawal’s rights in any Invention to USAT do not apply to any Invention which qualifies as an Excluded Invention and which complies fully with the provisions of California Labor Code Section 2870(a).
f.    Except for Excluded Inventions, all documents, data, know-how, designs, products, ideas, equipment, Inventions, names, devices, marketing information, marketing methods, marketing means, materials, software programs, hardware, configurations, information, or any other materials or data of any kind developed by Agrawal on behalf of the Company or USAT or at their direction or for the Company or USAT's use, or otherwise devised, developed, created, or invented in connection with Agrawal's employment with the Company or USAT or Agrawal's affiliation with the Company or USAT (whether or not during normal working hours), whether before or after the date of this Agreement, are and shall remain the sole and exclusive property of USAT, and Agrawal agrees to apprise USAT of the existence of such, and Agrawal does not and shall not have any right, title or interest whatsoever thereto. Agrawal hereby acknowledges that all such rights to such intellectual property shall belong exclusively to USAT and not to Agrawal. Any and all rights of ownership in connection with any of the foregoing shall belong solely to USAT, and all copyright, patent, trademark, or similar rights or interests shall be the sole and exclusive property of USAT. Agrawal hereby assigns, transfers, and conveys to USAT all of his right, title and interest in and to any and all such Inventions, discoveries, improvements, modifications, and other intellectual property rights, and agrees to take all such actions as may be required by USAT at any time and with respect to any such Invention, discovery, improvement, modification, or other intellectual property rights to effectuate, confirm, or evidence such assignment, transfer, and conveyance, including, but not limited to, executing and delivering any and all applicable forms, documents, or applications required under any applicable copyright, patent, trademark, or other law, rule, or regulation.
g.    Agrawal may respond to a lawful and valid subpoena or other legal process but shall give USAT the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to USAT and its counsel the documents and other information sought, and shall assist such counsel in resisting or otherwise responding to such process.

6.	Non-Compete, Non-Solicitation and Non-Interference.
a.    Non-Compete. For a three (3) year period following the date of this Agreement, Agrawal shall be prohibited from competing within any geographic area in which the Company’s business was conducted as of the date this Agreement, with the business of USAT or the Company, as presently or as hereinafter conducted as of the termination of the Employment Period; including but not limited to, delivering services or products to unattended retail locations, and including any production, promotion, marketing, or sales activities relating thereto. For the purposes hereof, the term "competing" shall mean acting, directly or indirectly, as a partner, principal, stockholder, joint venturer, associate, independent contractor, creditor of, consultant, trustee, lessor to, sub-lessor to, employee or agent of, or to have any other involvement with, any person, firm, corporation, or other business organization which is engaged in the businesses described in this Section.
b.    Non-Interference with Employees. For a three (3) year period following the date of this Agreement, or one year following the termination of the Employment Period, whichever is later (the “Non-Interference Period”), Agrawal shall not (a) directly or indirectly, solicit for hire for any business entity other than USAT or the Company, any person employed by the Company as of the date of termination of this Agreement or at any time through the duration of the Non-Interference Period; or (b) directly or indirectly interfere with USAT's relations with any person employed by the Company as of the date of termination of this Agreement or at any time through the duration of the Non-Interference Period. Such restriction shall not limit any employee or candidate responding to a general job posting.
c.    Non-Solicitation of Customers. For a three (3) year period following the date of this Agreement, or one year following the termination of the Employment Period, whichever is later, Agrawal shall be prohibited from soliciting any customer of the Company in connection with Agrawal’s engaging in a business competing with or similar to that of the Company as conducted as of the date this Agreement, including but not limited to, delivering services or products to unattended retail locations, and including any production, promotion, marketing, or sales activities relating thereto, and including any production, promotion, marketing, or sales activities relating thereto.
d.    Exempt Businesses. Notwithstanding such restrictions or any other USAT policy or provision in this Agreement; Agrawal shall not be prohibited after the Employment Period from investing in, or advising Permitted Activities.
e.    If any of the provisions contained in this Section shall, for any reason, be held by a court of competent jurisdiction to be excessively broad as to duration, scope, activity, or subject, those provisions shall be construed by limiting and reducing them so as to be valid and enforceable to the extent compatible with the applicable law.
7.Government Agencies and Legal Proceedings Brought By Others; No disparagement.
a.    Nothing in this Agreement prohibits or prevents Agrawal from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency. Agrawal further understands that this Agreement does not limit his ability to make any disclosures that are protected under the whistleblower provisions of federal law or regulation. This Agreement does not limit Agrawal’s right to receive an award for information provided to any Government Agencies.
b.    Agrawal and USAT agree not to disparage each other, any of USAT’s products or practices, or any of its directors, officers, agents, representatives, equity holders or affiliates, either orally or in writing, at any time; provided that the parties may confer in confidence with their legal representatives and make truthful statements as required by law, rule or regulation.
8.Remedies. Agrawal acknowledges that any breach by Agrawal of the obligations set forth in Sections 5 or 6 hereof would substantially and materially impair and irreparably harm

USAT's business and goodwill; that such impairment and harm would be difficult to measure; and, therefore, total compensation in solely monetary terms would be inadequate. Consequently, Agrawal agrees that in the event of any breach or any threatened breach by Agrawal of any of the provisions of Section 5 or 6 hereof, USAT shall be entitled, in addition to monetary damages or other remedies, and without posting bond, to equitable relief, including injunctive relief, and to the payment by Agrawal of all costs and expenses incurred by USAT in enforcing the provisions thereof, including attorneys' fees. The remedies granted to USAT in this Agreement are cumulative and are in addition to remedies otherwise available to USAT at law or in equity.
9.Non-Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by such party of such or any other provision.
10.Notices. All notices required or permitted hereunder shall be in writing and shall be sent by overnight delivery service, as follows:
To USAT:
USA Technologies, Inc.
100 Deerfield Lane, Suite 300
Malvern, Pennsylvania 19355
Attn: Stephen P. Herbert, Chief Executive Officer
To Agrawal:
Anant Agrawal
289 Chestnut Street, Unit #3
San Francisco, CA 94133

or to such other address as either of them may designate in a written notice served upon the other party in the manner provided herein. All notices required or permitted hereunder shall be deemed duly given and received on the first day next succeeding the date of mailing.
11.Severability. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
12.Binding Effect and Assignability. The rights and obligations of both parties under this Agreement shall inure to the benefit of, and shall be binding upon, their personal representatives, heirs, successors and assigns. This Agreement, or any part hereof, may be assigned by USAT without the consent of Agrawal. This Agreement, or any part thereof, may not be assigned by Agrawal.
13.Entire Agreement and Prior Agreements. As of the date of this Agreement; Agrawal’s Employment Agreement with the Company dated April 1, 2010, and signed by Agrawal on March 11, 2011 (“April 1, 2010 Agreement”), is superseded and replaced by this Agreement, except for Agrawal’s duties and obligations set forth in Sections 6 and 7(a) of the April 1, 2010 Agreement. Agrawal shall have no right to any of the Cash and Incentive Compensation provided for in the April 1, 2010 Agreement. Agrawal’s duties and obligations set forth in the Employee Nondisclosure, Non-Compete, Non-Solicitation and Invention Assignment Agreement as of 2004 (“2004 NDA Agreement”) shall remain in full force and effect, and are not abrogated by this Agreement. To the extent Sections 6 and 7(a) of the April 1, 2010 Agreement and the provisions of the 2004 NDA Agreement conflict with the terms of this Agreement, the terms of this Agreement shall govern. Except as set forth above in this Section, this Agreement constitutes the entire agreement with respect to the subject matter hereof between the parties hereto and, except as provided herein, there are no other agreements between the parties relating to the subject matter hereof. This Agreement may only be modified by an agreement in writing executed by both USAT and Agrawal. USAT hereby agrees that all actions taken by Agrawal consistent with the terms of this Agreement shall not be a violation of the April 1, 2010 Agreement or 2004 NDA Agreement.
14.Understanding of Agreement. Agrawal hereby represents and warrants each of the following: (i) he has carefully read all of the terms and conditions of this Agreement; (ii) he fully understands the meaning and effect of this Agreement; (iii) the entry into, and execution of, this Agreement by him is his own free and voluntary act and deed; and (iv) he has received (or had the opportunity to receive) the advice of his own attorney, accountant, or other advisors, concerning this Agreement and its meaning and legal effect, and has fully and completely discussed and reviewed (or has had the opportunity to fully and completely discuss and review) the Agreement and its meaning and legal effect, with his own attorney, accountant or other advisors.
15.Section 409A.
a.    General. “Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.
The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that USAT determines that any amounts payable hereunder will be immediately taxable to Agrawal under Section 409A, USAT reserves the right (without any obligation to do so or to indemnify

Agrawal for failure to do so) to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that USAT determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for USAT and/or (ii) take such other actions as USAT determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Agrawal or any other individual to USAT or any of its Affiliates, employees or agents and in no event shall USAT or any of its affiliates, employees or agents be responsible for reimbursing or indemnifying Agrawal for any violation of Section 409A.
b.    Separation from Service under Section 409A. Notwithstanding any provision to the contrary in this Agreement: (i) no amount shall be payable pursuant to Section 4(b) unless the termination of Agrawal’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) for purposes of Section 409A, Agrawal’s right to receive installment payments pursuant to Section 4(b) shall be treated as a right to receive a series of separate and distinct payments; and (iii) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year. Notwithstanding any provision to the contrary in this Agreement, if Agrawal is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which Agrawal is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Agrawal’s termination benefits shall not be provided to Agrawal prior to the earlier of (x) the expiration of the six-month period measured from the date of Agrawal’s “separation from service” with USAT (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (y) the date of Agrawal’s death; upon the earlier of such dates, all payments deferred pursuant to this sentence shall be paid in a lump sum to Agrawal, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.
16.Choice of Law, Venue and Arbitration. This Agreement will be governed by California law, without application of that state’s conflict of laws principles. Except for a claimed breach of Sections 5 and 6 of this Agreement, USAT and Agrawal agree that any dispute between the Parties will be referred to final and binding arbitration, in accordance with the then-current Employment Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) with the hearing venue to be located in California. To the extent any dispute between the Parties is not subject to AAA arbitration, then the Parties hereby consent to the exclusive jurisdiction of the state and federal courts of the State of California. USAT and Agrawal, upon prior mutual written agreement, may agree to have any Dispute referred to and conducted in accordance with the rules (as same may be modified by such written mutual agreement) of another private arbitration institution, such as by way of example only, Judicial Arbitration & Mediations Services, Inc.

17.Merger Agreement Beneficiary. USAT and Agrawal acknowledge that Agrawal is an intended beneficiary of Section 5.6 of the Merger Agreement, and he shall be a third party beneficiary thereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

USA TECHNOLOGIES, INC. By: /s/ Stephen P. Herbert_____ Stephen P. Herbert, Chief Executive Officer

/s/ Anant Agrawal___________ Anant Agrawal

EXHIBIT A
EXCLUDED INVENTIONS AND CONCEPTS

NONE